As filed with the Securities and Exchange Commission on February 14, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hospitality Investors Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	80-0943668
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

450 Park Avenue, Suite 1400, New York, NY	10022
(Address of principal executive offices)	(Zip code)

Amended and Restated Employee and Director Incentive Restricted Share Plan of Hospitality Investors Trust, Inc.

(Full title of the Plan)

Jonathan P. Mehlman

Chief Executive Officer and President

Hospitality Investors Trust, Inc.

450 Park Avenue, 14th Floor

New York, New York 10022

(Name and address of agent for service)

(571) 529-6390

(Telephone number, including area code, of agent for service)

Copies to:

Paul C. Hughes	Steven L. Lichtenfeld
General Counsel and Secretary	Proskauer Rose LLP
Hospitality Investors Trust, Inc.	11 Times Square
450 Park Avenue, 14th Floor	New York, New York 10036
New York, New York 10022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee(3)
Common Stock, par value $0.01 per share	3,883,699	(1)	$14.59	(2)	$56,663,168	(2)	$7,054.56

(1)	Represents the maximum remaining number of shares of common stock, par value $0.01 per share (“Common Stock”) of Hospitality Investors Trust, Inc. (the “Company”) that may be issued as of February 14, 2018 pursuant to awards made under the Amended and Restated Employee and Director Incentive Restricted Share Plan of Hospitality Investors Trust, Inc. (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an additional indeterminate amount of shares of Common Stock to be offered or sold pursuant to the Plan, which may become issuable to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits and other anti-dilution provisions.

(2)	Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $14.59 per share of Common Stock, which represents the book value of the Common Stock as of September 30, 2017.

(3)	The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act based on a rate of $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to the persons participating in the Amended and Restated Employee and Director Incentive Restricted Share Plan of Hospitality Investors Trust, Inc., as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the Commission, are hereby incorporated by reference into this registration statement (excluding any information that is deemed to have been “furnished” and not “filed” with the Commission, including any Item 2.02 or Item 7.01 of any Current Report on Form 8-K):

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Commission on March 31, 2017;

•	The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 28, 2017;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the Commission on May 15, 2017, August 10, 2017 and November 13, 2017, respectively;

•	The Company’s Current Reports on Form 8-K and Form 8-K/A filed on January 6, 2017, January 13, 2017, January 17, 2017, March 31, 2017, May 3, 2017, June 19, 2017, June 28, 2017 and October 25, 2017; and

•	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed on March 4, 2015 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the Commission, including any Item 2.02 or Item 7.01 of any Current Report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is permitted to eliminate the liability of its directors and officers to the Company and its stockholders for monetary damages and to indemnify and advance expenses to its directors, officers and other agents, only to the extent permitted by Maryland law and the Company’s charter (the “Charter”).

Maryland law permits the Company to include in the Charter a provision limiting the liability of the Company’s directors and officers to the Company’s stockholders and the Company for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

The Maryland General Corporation Law requires the Company (unless the Charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established: (i) an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by a corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations of Maryland law and to any additional limitations contained therein, the Charter limits directors’ and officers’ liability to the Company and the Company’s stockholders for monetary damages, requires the Company to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to the Company’s directors, the Company’s officers, the Company’s Advisor (as defined in the Charter) or any of its affiliates and permits the Company to provide such indemnification and advance of expenses to the Company’s employees and agents. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

However, as set forth in the NASAA REIT Guidelines, the Charter further limits the Company’s ability to indemnify the Company’s directors, the Advisor and its affiliates for losses or liability suffered by them and to hold them harmless for losses or liability suffered by the Company by requiring that: (i) the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in the Company’s best interests; (ii) the person seeking indemnification was acting on the Company’s behalf or performing services for the Company; and (iii) the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct.

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In any such case, the indemnification or agreement to indemnify is recoverable only out of the Company’s net assets and not from the assets of the Company’s stockholders.

In addition, the Company will not indemnify any director, any Advisor or any of its affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations; (ii) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (iii) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and the published position of any state securities regulatory authority of a jurisdiction in which the Company’s securities were offered and sold as to indemnification for securities law violations.

Finally, the Charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by a director, any Advisor or any of its affiliates in advance of final disposition of a proceeding only if all of the following additional conditions are satisfied: (i) the proceeding relates to acts or omissions relating to the performance of duties or services for the Company or on the Company’s behalf by the person seeking indemnification; (ii) the proceeding is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement; (iii) the person seeking indemnification provides the Company with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and (iv) the person seeking indemnification undertakes in writing to repay the Company the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct.

The Company’s bylaws (the “Bylaws”) provide that the Company will, to the maximum extent permitted by Maryland law in effect from time to time (but subject to the provisions of the Bylaws and the Charter), indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity and (ii) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim, liability or expense to which they may become subject or which they may incur by reason of their service in any such capacity.

On January 12, 2017, the Company along with its operating partnership, Hospitality Investors Trust Operating Partnership, L.P. (the “OP”), entered into a Securities Purchase, Voting and Standstill Agreement (the “SPA”) with Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC (the “Brookfield Investor”), pursuant to which the Brookfield Investor purchased units of limited partnership in the OP entitled “Class C Units” (the “Class C Units”) and may in the future purchase additional Class C Units. The Brookfield Investor has significant rights with respect to the Company and the OP in its capacity as the holder of all the issued and outstanding Class C Units and the sole issued and outstanding share of the Company’s preferred stock designated as the Redeemable Preferred Share, par value $0.01 per share (the “Redeemable Preferred Share”). For example, as the holder of the Redeemable Preferred Share, for so long as it remains outstanding, the Brookfield Investor has the right to, among other things, elect two of the Company’s directors.

As a general matter, the representations and warranties made by the Company and the OP under the SPA survive the Initial Closing and any applicable Subsequent Closing under the SPA until September 30, 2019, 18 months after the Initial Closing thereunder. Subject to certain limitations, the Company and the OP are required to indemnify the Brookfield Investor and its affiliates in respect of any losses incurred by them arising out of any breach of our representations and warranties and covenants, and in connection with certain actions.

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The OP is a Delaware limited partnership and the limited partnership agreement of the OP (the “LPA”) provides for indemnification to the fullest extent permitted by Delaware law or as provided therein of any person made a party to a proceeding by reason of, among other statuses, its status as the Special General Partner (as defined in the LPA, an affiliate of the Brookfield Investor), its status as a holder of Class C Units or its status as a trustee, director or officer of the OP, the Company or the Special General Partner. Such indemnification is subject to certain conditions and limitations set forth in the LPA.

The Company has entered into indemnification agreements with each of its directors and executive officers. Under these indemnification agreements, the indemnitees are indemnified by the Company to the maximum extent permitted by Maryland law for certain liabilities and will be advanced certain expenses that have been incurred as a result of certain actions brought, or threatened to be brought, subject to certain limitations.

The general effect to investors of any arrangement under which the Company has agreed to insure or indemnify any persons against liability is a potential reduction in distributions resulting from the Company’s payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to the Company’s stockholders and the Company against the officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The foregoing is only a general summary of certain aspects of Maryland law, the Charter, the Bylaws and other agreements of the Company dealing with indemnification of directors, officers and controlling persons of the Company and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Maryland law, the Charter, the Bylaws and other agreements of the Company referenced above.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit Index.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 ( 15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Amendment and Restatement of Hospitality Investors Trust, Inc. (1)

4.2	Articles of Amendment for Hospitality Investors Trust, Inc. filed with the State Department of Assessments and Taxation of Maryland on August 25, 2016. (2)

4.3	Articles of Amendment for Hospitality Investors Trust, Inc. filed with the State Department of Assessments and Taxation of Maryland on March 31, 2017. (3)

4.4	Articles Supplementary of Hospitality Investors Trust, Inc. filed with the State Department of Assessments and Taxation of Maryland on January 13, 2017. (4)

4.5	Articles Supplementary of Hospitality Investors Trust, Inc. filed with the State Department of Assessments and Taxation of Maryland on March 31, 2017. (3)

4.6	Certificate of Notice of Hospitality Investors Trust, Inc. filed with the State Department of Assessments and Taxation of Maryland on March 31, 2017. (3)

4.7	Amended and Restated Bylaws of Hospitality Investors Trust, Inc. (3)

4.8	Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership L.P., dated as of March 31, 2017, by and among Hospitality Investors Trust, Inc., Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC and BSREP II Hospitality II Special GP OP LLC. (3)

4.9	Hospitality Investors Trust, Inc. Distribution Reinvestment Plan. (5)

4.10	Form of Stock Certificate of the Redeemable Preferred Share. (3)

5.1	Opinion of Venable LLP regarding the validity of the shares of common stock registered hereby*

10.1	Amended and Restated Employee and Director Incentive Restricted Share Plan of Hospitality Investors Trust, Inc. (3)

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP*

24.1	Power of Attorney (included on signature page hereto)

* Filed herewith

1.	Filed as an exhibit to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11/A with the SEC on December 9, 2013.
2.	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2016.
3.	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2017.
4.	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2017.
5.	Filed as Appendix A to the Company’s Registration Statement on Form S-3 filed with the SEC on January 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 14, 2018.

HOSPITALITY INVESTORS TRUST, INC.

By:	/s/ Jonathan P. Mehlman
Name:	Jonathan P. Mehlman
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jonathan P. Mehlman, Edward T. Hoganson and Paul C. Hughes and each of them severally, as her or his attorneys-in-fact and agent, with full power of substitution and resubstitution, for her or him in any and all capacities, in connection with this Registration Statement on Form S-8 (the “Registration Statement”) of Hospitality Investors Trust, Inc. (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”) relating to the Amended and Restated Employee and Director Incentive Restricted Share Plan of Hospitality Investors Trust, Inc., including, without limiting the generality of the foregoing, to sign any amendments and supplements relating to the Registration Statement (including post-effective amendments) under the Securities Act and to sign any instrument, contract, document or other writing of or in connection with any amendments and supplements relating to the Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jonathan P. Mehlman	Chief Executive Officer, President and Director	February 14, 2018
Jonathan P. Mehlman	(Principal Executive Officer)

/s/ Edward T. Hoganson	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal	February 14, 2018
Edward T. Hoganson	Accounting Officer)

/s/ Bruce G. Wiles	Chairman of the Board of Directors	February 14, 2018
Bruce G. Wiles

/s/ Lowell G. Baron	Director	February 14, 2018
Lowell G. Baron

/s/ Edward A. Glickman	Independent Director	February 14, 2018
Edward A. Glickman

/s/ Stephen P. Joyce	Independent Director	February 14, 2018
Stephen P. Joyce

/s/ Stanley R. Perla	Independent Director	February 14, 2018
Stanley R. Perla

/s/ Abby M. Wenzel	Independent Director	February 14, 2018
Abby M. Wenzel